EXHIBIT A-1


                            ARTICLES OF INCORPORATION

                   EASTERN NORTH CAROLINA NATURAL GAS COMPANY

     Pursuant to ss.55-2-02 of the General Statutes of North Carolina, the undersigned does hereby submit these Articles of Incorporation for the purpose of forming a business corporation.

                                       I.

     The name of the Corporation is Eastern North Carolina Natural Gas Company.

                                       II.

     The total number of preferred shares of stock that the Corporation is authorized to issue is 1000 shares, $44,200.00 par value, to be designated "Series A Preferred Stock".

     The total number of common shares that the Corporation is authorized to issue is 5000 shares, no par value, to be designated as "Common Stock."

     A.   Series A Preferred Stock.
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          1.  Dividends. The Corporation shall pay a dividend upon such Class A
     Preferred Stock as follows:

                (a) Such dividend shall be equal to 8.688% per annum of the consideration originally paid to the Corporation for each such share.

                (b) The Corporation shall be obligated to declare such dividend annually.

                (c) The right to such cash dividend shall be cumulative from year to year.

          2. Liquidation. If the Corporation is liquidated, the following terms shall apply:


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                (a)  Liquidation Value. The certificate holder of each share of the  Class A Preferred Stock shall have the right to a sum equal to:

                    (i) the consideration paid to the Corporation for each
                share; and

                    (ii) any current and accumulated dividend owing.

                (b) Rights of Priority Upon Liquidation. Upon liquidation, the certificate holder of each share of the Class A Preferred Stock shall have right of priority over all shares of Common Stock.

                (c) Procedures. The Board of Directors of the Corporation, or a committee established by it, shall have the right from time to time to adopt specific rules of procedure to carry out the full intent of this liquidation provision and to do all reasonable acts necessary therefore; provided that such rules and acts shall not violate the specific terms of this Class A Preferred Stock.

          3. Voting Rights. The Series A Preferred Stock shall be nonvoting stock except as otherwise provided by law.

          4. Redemption. The Board of Directors of the Corporation may elect to redeem any and/or all of the outstanding Series A Preferred Stock at anytime by paying the holder of the stock the consideration paid to the Corporation for each share and any current and accumulated dividend owing.

     B.   Common Stock. Subject to the preferential rights above provided in
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     this Article with respect to the Series A Preferred Stock, the Common Stock and/or the holders thereof shall have the following dividend rights, liquidation rights, and voting rights:

          1. Dividend Rights. The holders of the Common Stock shall be entitled, consistent with any participation rights of the Series A Preferred Stock, to dividends when and as declared by the Board of Directors out of any funds legally available therefor, in such amounts and at such times as the Board of Directors may from time to time determine.

          2. Liquidation Rights. In the event of any liquidation, dissolution or winding-up, whether voluntary or involuntary, of the Corporation, the remaining assets and funds of the Corporation, after making payments to all Preferred Shareholders and creditors, shall be distributed ratably to the holders of the Common Stock in accordance with their respective rights and interests.


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          3.   Voting Rights. The Common Stock shall be entitled to voting rights on the basis of one vote per share.


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                                      III.

          The street address and county of the initial registered office of the Corporation is 411 Fayetteville Street Mall, Raleigh, Wake County, North Carolina 27601.

                                       IV.

     The mailing address if different from the street address of the initial registered office is: N/A.

                                       V.

          The name of the initial registered agent is William D. Johnson.

                                       VI.

     The name and address of the incorporator is William D. Johnson, Carolina Power & Light Company, 411 Fayetteville Street Mall, Raleigh, North Carolina 27601.

                                      VII.

     The name and address of each initial director is as follows:

     Jerry L. Causey               210 Livingstone Dr., Cary, NC 27513
     John F. Hughes                P.O. Box 1895, Manteo, NC 27954
     Jimmie Dixon, Jr.             P.O. Box 1036, Elizabeth City, NC 27909
     Clifton L. Copeland, Jr.      P.O. Box 1030, Edenton, NC 27932
     Terrence Davis                P.O. Box 1551, Raleigh, NC 27602
     Donald Davis                  P.O. Box 1551, Raleigh, NC 27602
     Len S. Anthony                P.O. Box 1551, Raleigh, NC 27602
     Robert Caldwell               P.O. Box 1551, Raleigh, NC 27602

                                      VIII.

     The purpose for which the Corporation is organized is to engage in any lawful business.

                                       IX.

     The period of duration of the Corporation is perpetual.


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                                       X.

     A director of the Corporation shall not be personally liable to the Corporation or any of its shareholders for monetary damages for breach of duty as a director, except for liability with respect to (i) any act or omission that the director at the time of such act or omission knew or believed was clearly in conflict with the best interests of the Corporation, (ii) any liability under N.C.G.S. ss. 55-8-33, or (iii) any transaction from which the director derived an improper personal benefit as that term is defined in N.C.G.S. ss. 55-2-02(b)(3).

                                       XI.

          These Articles of Incorporation shall be effective upon filing.

Dated:  January 5, 2001.

                                         By:  _________________________________
                                              William D. Johnson, Incorporator


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